Exhibit 10.17

March 13, 2026

Andrew Parrott

[***]

Via electronic mail

Dear Andrew:

On behalf of ITG Communications, LLC (the “Company”) and Integrated Tech Group, LLC (the “Employer”), I am pleased to offer you employment with the Employer pursuant to the terms specified in this letter (this “Letter”).

Below, please find the terms and conditions of your employment and compensation package.

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Position/Reporting. Your position will be Chief Executive Officer of the Company, reporting directly to the Executive Chairman of the Company or, if there is none, the board of managers (the “Board”) of ITG Parent, LLC (“Parent”).

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Start Date. Your start date will be April 15, 2026 or such earlier date agreed upon between you and the Company. The period during which you are employed by the Employer pursuant to this Letter is referred to as the “Term.”

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Principal Place of Employment. You will be permitted to work from your home office. However, you will be expected to spend a material amount of time working out of the Company’s offices in Fort Lauderdale, Florida and Hendersonville, Tennessee and will be required to travel for business in the ordinary course of performing your duties for the Company, the Employer, Parent and their subsidiaries (the “Company Group”).

•	Salary. During the Term, you will receive a base salary of $600,000 per year (pro-rated for partial years), payable in accordance with the Employer’s normal payroll practices.

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Bonus. For each completed fiscal year of the Company during the Term commencing with the Company’s fiscal year 2026, you will be eligible to earn an annual cash bonus award (the “Annual Bonus”). For the Company’s fiscal year 2026, the target amount of the Annual Bonus will be two- thirds (2/3) of your base salary. Following the Company’s fiscal year 2026, the target amount of each Annual Bonus will be determined by the Board. Each Annual Bonus will scale up to one- hundred and twenty-five percent (125%) of the applicable target amount of the Annual Bonus for outperformance of Company and individual performance goals. The actual amount of each Annual Bonus will be determined based upon the level of achievement of applicable Company and/or individual performance goals established by the Board. So long as you (i) spend a mutually agreed- upon amount of time prior to your start date working with the Company and the Employer to facilitate your transition into your role as the Chief Executive Officer and (ii) commence employment with the Employer by no later than April 16, 2026, your Annual Bonus for the Company’s fiscal year 2026 will not be pro-rated based on the portion of such year that you were employed with the Employer. Each Annual Bonus, if earned, shall be paid to you as soon as administratively practicable following the Board’s determination and approval of the Annual Bonus, subject to your continued employment through the applicable payment date.

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Incentive Equity Awards. If, during the Term, any member of the Company Group (or their respective successors) becomes a publicly-traded company (an “IPO”), then during the remainder of the Term, you will be eligible for annual incentive equity awards granted by the publicly-traded entity or one of its affiliates with a grant date fair value equal to $2,500,000. If the Company determines not to pursue an IPO during Term, you will instead be eligible for an incentive equity award granted by a private company with a similar grant date fair value.

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Employee Benefits. During the Term, you will be eligible to participate in the same benefit plans and programs as other similarly situated employees of the Employer, subject to the terms and conditions of the applicable plans and programs in effect from time to time. A general benefits summary that provides details about the Employer’s current benefits programs will be provided to you. If you have any questions concerning any of the benefits for which you are eligible, please contact the Company’s human resources manager.

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Severance. If your employment is terminated by the Employer without Cause (as defined below), then subject to your execution and non-revocation of a general release of claims provided to you by the Company and your continued compliance with your post-employment restrictive covenants, you will be eligible for 12 months of base salary severance payable (the “Severance”). The Severance will be paid in equal installments over the 12-month period immediately following your termination date, except that the first installment will be paid on the Employer’s first regular payroll date after the 60th day following your termination date, and such installment will include any amounts that would otherwise have been paid prior to such date.

For purposes of this Letter, “Cause” means, as determined by the Board: (i) your commission of, or conviction or indictment for, or plea of nolo contendere to, any felony (or state law equivalent) or any crime or act involving moral turpitude; (ii) your breach of this Letter or any other written agreement between you and any member of the Company Group, including your breach of any representation, warranty or covenant made under any such agreement; (iii) your breach of any policy or code of conduct established by a member of the Company Group and applicable to you of which you previously had access to a copy (including any policy related to discrimination or harassment); (iv) your violation of any law applicable to the workplace or any member of the Company Group; (v) your negligence, willful misconduct or breach of any fiduciary duty; (vi) your fraud, theft or embezzlement associated with your employment; (vii) your willful failure or refusal to perform your obligations pursuant to this Letter or any other written agreement between you and one or more members of the Company Group or to follow any lawful directive pertaining to your employment; or (viii) any other conduct by you that causes any member of the Company Group any material economic or reputational harm.

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Restrictive Covenants. In connection with you commencing employment with the Employer, you will be required to execute a separate restrictive covenant agreement (the “Restrictive Covenant Agreement”), in the form attached as Exhibit A.

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Governing Law; Disputes. This Letter will be governed by and construed in accordance with the laws of the State of Texas. without giving effect to any choice of law or conflict of law provision or rule. EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS LETTER OR THE TRANSACTIONS CONTEMPLATED IN THIS LETTER. Any and all claims, causes of action or disputes arising out of or relating to this Letter and/or your employment relationship with the Company Group, other than those arising out of or relating to the Restrictive Covenants Agreement, shall be resolved by confidential and binding arbitration in the State of Texas or such other location to which the parties may agree, in accordance with the then-current employment dispute resolution rules established by the American Arbitration Association.

This Letter shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Letter shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Letter providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A. If an amount paid under this Letter is paid in two or more installments, then for purposes of Section 409A, each installment shall be treated as a separate payment.

On your first day, please be sure to have appropriate documentation and/or identification forms for the completion of your new hire documents. Acceptable documentation and/or identification forms should provide proof of your identity and your eligibility to work in the United States, for 1-9 purposes.

This conditional job offer is contingent upon proof of legal eligibility to work in the United States, successful completion of all background and reference checks and employment verification, your execution of the Restrictive Covenant Agreement, and any other contingencies the Company may require for this position. Furthermore, you represent and warrant that, except as provided and disclosed to the Company, you are not the subject of, or a party to, any non-competition, non-solicitation/no-hire, non-interference or non-disclosure covenant or agreement, or any other restrictive covenant or other agreement, obligation or restriction that would prohibit you from executing this Letter or fully performing each of your duties and responsibilities in connection with this Letter, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to you by the Company Group and in connection with your employment.

Upon commencing employment with the Employer, you and Parent agree that you will no longer be entitled to the cash payments specified in the Board Offer Letter, dated as of May 18, 2022, between you and Parent (the “Board Letter”) in respect of your service on the Board. However, for clarity, your Incentive Equity (as defined in the Board Letter) will continue to vest in accordance with the terms of the Unit Grant Agreement, dated as of May 18, 2022, between you, Parent and ITG Management Holdings, LLC, subject to your continued employment or engagement with the Company Group.

If you accept this job offer, please sign this Letter and return to me via email.

We look forward to having you join the team. While we are excited for you to be part of the Company and the Employer, we do recognize that you retain the option, as does the Employer, of ending your employment with the Employer at any time for any reason, with or without notice. As such, your employment with the Employer is at-will and neither this Letter nor any other oral or written representations may be considered a contract for any specific period of time.

Should you have any questions, please do not hesitate to contact me.

Sincerely,

Mike Brooks

Chief Executive Officer

[***]

The provisions of this Letter have been read, are understood, and the offer of employment is hereby accepted subject to the terms and conditions provided herein. I understand that my employment is contingent upon execution of the Restrictive Covenant Agreement and any other agreements the Company may require for this position.

Print Name:	Andrew Parrott

Sign Name:	/s/ Andrew Parrott

Date Accepted:	3/20/2026

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